FINAL: FOR IMMEDIATE RELEASE

For more information, please contact:

Investor Relations:	Sonus Media Relations:
Jocelyn Philbrook	Sarah McAuley
978-614-8672	978-614-8745
jphilbrook@sonusnet.com	smcauley@sonusnet.com

SONUS NETWORKS FILES QUARTERLY AND ANNUAL FINANCIAL STATEMENTS

Company is Now Current with All Financial Filing Requirements; Records Non-Cash Charge
of $54 Million Related to Historical Stock Option Accounting

WESTFORD, Mass., August 2, 2007 - Sonus Networks, Inc. (Nasdaq: SONS), a leading supplier of service provider Voice over IP (VoIP) infrastructure solutions, announced today that it has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, along with its Quarterly Reports on Form 10-Q for the second and third quarters of 2006 and the first quarter of 2007. Sonus is now current with all financial filing requirements. With these filings, Sonus believes that it has now regained compliance with the requirements for continued listing on the NASDAQ Global Select Market; however, the Company awaits confirmation of compliance from NASDAQ.

The restatement of the Company’s financial statements results primarily from the Company’s voluntary review of its stock option practices and related accounting. Based on the review, the Company determined that it incorrectly accounted for certain stock option grants issued from May 2000 through 2005. The Company's restated consolidated financial statements reflect a decrease in net income, as compared to the amounts originally reported, of approximately $55 million for the periods 2000 through 2005, including additional cumulative non-cash stock-based compensation expense of approximately $54 million, and a net decrease in total shareholders' equity of $1.4 million as of December 31, 2005. The Company also recorded tax adjustments related to the stock option review and other unrecorded adjustments previously determined to be immaterial.

Sonus has filed the following reports with the SEC: Forms 10-Q for the second and third quarters of fiscal year 2006; Form 10-K for the fiscal year ended December 31, 2006; and Form 10-Q for the first quarter of fiscal year 2007. The Company has provided additional GAAP and non-GAAP financial information for the periods impacted by the restatement on its website at http://www.sonusnet.com/contents/corporate/investorrelations.cfm.

Further information regarding the restatement, the results of the review, and related matters is included in the SEC filings available at www.sec.gov.

About Sonus Networks
Sonus Networks, Inc. is a leading provider of voice over IP (VoIP) infrastructure solutions for wireline and wireless service providers. With its comprehensive IP Multimedia Subsystem (IMS) solution, Sonus addresses the full range of carrier applications, including residential and business voice services, wireless voice and multimedia, trunking and tandem switching, carrier interconnection and enhanced services. Sonus' voice infrastructure solutions are deployed in service provider networks worldwide. Founded in 1997, Sonus is headquartered in Westford, Massachusetts. Additional information on Sonus is available at http://www.sonusnet.com.

This release may contain forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to Item 1A “Risk Factors” of Sonus’ Quarterly Report on Form 10-Q for the period ended March 31, 2007, filed with the SEC, which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements. Risk factors include among others: the impact of material weaknesses in our disclosure controls and procedures and our internal control over financial reporting on our ability to report our financial results timely and accurately; the unpredictability of our quarterly financial results; risks and uncertainties associated with the Company’s restatement of its historical stock option granting practices and accounting including regulatory actions or litigation; whether the Company will remain listed on the NASDAQ Global Select Market; risks associated with our international expansion and growth; consolidation in the telecommunications industry; and potential costs resulting from pending securities litigation against the Company. Any forward-looking statements represent Sonus’ views only as of today and should not be relied upon as representing Sonus’ views as of any subsequent date. While Sonus may elect to update forward-looking statements at some point, Sonus specifically disclaims any obligation to do so.

Sonus is a registered trademark of Sonus Networks, Inc. All other company and product names may be trademarks of the respective companies with which they are associated.